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                                                                    Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-120804 of Psychiatric Solutions, Inc. on Form S-3 of our report on the consolidated financial statements of Ramsay Youth Services, Inc. and subsidiaries ("Ramsay") dated March 14, 2003, (April 8, 2003 as to Note
19) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Ramsay's method of accounting for goodwill and other intangible assets , effective January 1, 2002), appearing in Amendment No. 2 to Registration Statement No. 333-110206 of Psychiatric Solutions, Inc. on Form S-2.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Miami, Florida

December 14, 2004